JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated July 9, 2024

10yrNC6m SPX Contingent Income Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (Bloomberg ticker: SPX Index)
Optional early redemption:	We, at our discretion, may redeem the securities early, in whole but not in part, on any of the contingent payment dates (other than the first and final contingent payment dates) for the early redemption payment. If we intend to redeem your securities early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable contingent payment date. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying index. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•       If, on any determination date, the closing level is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $17.625 (at least 1.7625% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

•       If, on any determination date, the closing level is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date. It is possible that the closing level of the underlying index will be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Determination dates†:	October 15, 2024, January 15, 2025, April 15, 2025, July 15, 2025, October 15, 2025, January 15, 2026, April 15, 2026, July 15, 2026, October 15, 2026, January 15, 2027, April 15, 2027, July 15, 2027, October 15, 2027, January 18, 2028, April 17, 2028, July 17, 2028, October 16, 2028, January 16, 2029, April 16, 2029, July 16, 2029, October 15, 2029, January 15, 2030, April 15, 2030, July 15, 2030, October 15, 2030, January 15, 2031, April 15, 2031, July 15, 2031, October 15, 2031, January 15, 2032, April 15, 2032, July 15, 2032, October 15, 2032, January 18, 2033, April 18, 2033, July 15, 2033, October 17, 2033, January 17, 2034, April 17, 2034 and July 17, 2034
Contingent payment dates†:	October 18, 2024, January 21, 2025, April 21, 2025, July 18, 2025, October 20, 2025, January 21, 2026, April 20, 2026, July 20, 2026, October 20, 2026, January 21, 2027, April 20, 2027, July 20, 2027, October 20, 2027, January 21, 2028, April 20, 2028, July 20, 2028, October 19, 2028, January 19, 2029, April 19, 2029, July 19, 2029, October 18, 2029, January 18, 2030, April 18, 2030, July 18, 2030, October 18, 2030, January 21, 2031, April 18, 2031, July 18, 2031, October 20, 2031, January 21, 2032, April 20, 2032, July 20, 2032, October 20, 2032, January 21, 2033, April 21, 2033, July 20, 2033, October 20, 2033, January 20, 2034, April 20, 2034 and the maturity date
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor. This cash payment will be less than 75% of the stated principal amount of the securities and could be zero.
Downside threshold level:	75% of the initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the final determination date
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be July 15, 2024
Original issue date (settlement date):	3 business days after the pricing date
Maturity date†:	July 20, 2034
CUSIP / ISIN:	48135PCQ2 / US48135PCQ28
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390024060113/ea177196_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $910.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity (if the securities have not previously been redeemed)
Change in Underlying Index	Payment at Maturity (excluding any coupon payable at maturity)
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
5.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-25.01%	$749.90
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

10yrNC6m SPX Contingent Income Callable Securities

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
▪	You will not receive any contingent quarterly payment for any quarterly period if the closing level of the underlying index on the relevant determination date is less than the downside threshold level.
▪	The contingent quarterly payment is based solely on the closing levels of the underlying index on the specified determination dates.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of the underlying index.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	JPMorgan Chase & Co. is currently one of the companies that make up the underlying index.
▪	Investing in the securities is not equivalent to investing in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.